UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

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Starwood Capital Group Affiliate Responds to Monmouth Presentation on Proposed Equity Commonwealth Transaction

Monmouth Presentation Fails to Provide Compelling Arguments to Deny Shareholders Significant Premium from Starwood’s All-Cash Offer

Encourages Monmouth Shareholders to Vote the BLUE Proxy Card “AGAINST” EQC Merger Proposal

MIAMI, August 5, 2021 – Starwood Real Estate Income Trust, Inc. (“Starwood”), an affiliate of Starwood Capital Group, a leading global private investment firm focused on real estate and energy investments, today issued a letter to shareholders of Monmouth Real Estate Investment Corporation (“Monmouth”) in response to Monmouth’s investor presentation filed with the Securities and Exchange Commission on August 3, 2021 attempting to defend its proposed merger with Equity Commonwealth (“EQC”).

The full text of the letter is below:

***

Dear Shareholders of Monmouth Real Estate Investment Corporation,

On August 3, 2021, Monmouth filed an investor presentation defending its proposed merger with EQC. Monmouth continues to make unconvincing arguments to justify its recommendation that its shareholders approve the proposed merger with EQC – a transaction that would deprive shareholders of the significantly higher value and greater certainty of Starwood’s all-cash offer. As Monmouth shareholders cast their votes ahead of the Special Meeting on August 24, 2021, Starwood believes it is important to address numerous misstatements made by Monmouth in its presentation, including:

Starwood’s offer provides a significant premium to the EQC transaction despite Monmouth’s attempts to obscure the higher value of our offer.

In our investor  presentation filed with the SEC on Monday (available here), we outlined the reasons Starwood’s proposal of $19.51 per share in cash ($18.88 net to shareholders after accounting for the termination fee) offers higher value and greater certainty than the EQC offer and constitutes a better alternative for Monmouth shareholders.

We have put forth the highest offer from a large pool of interested parties who participated in Monmouth’s formal strategic review process, with no other topping bid emerging. Our proposal represents a 9.4% premium to the implied EQC merger consideration of $17.25 per share, based on the closing price of EQC’s common shares on August 4, 2021. Starwood’s offer represents a compelling premium to both Monmouth’s unaffected consensus NAV ($16.90 per share) and management’s estimated pro forma NAV ($17.95 per share) following a merger with EQC. Starwood’s proposal offers both higher value and greater certainty of execution because it:

•	Is fixed price, fully financed and is not impacted by stock market volatility;

•	Has a negotiated merger agreement Starwood remains ready to sign;

•	Is immediately actionable and only requires approval from Monmouth shareholders (while the EQC transaction also requires the approval of EQC’s shareholders); and

•

Allows Monmouth to continue paying its shareholders dividends of $0.18 per quarter (as well as a partial dividend for any quarter in which the closing occurs), with no reduction in the merger consideration.

The Monmouth presentation is inconsistent with the dates referenced to highlight transaction metrics. It uses the stock price as of announcement (May 4, 2021) to highlight a 26% premium to the Company’s 30-day average unaffected trading price as of December 18, 2020. This is not an accurate representation of the value offered to Monmouth shareholders. Over the last three months, EQC’s share price and the implied merger consideration have declined by 11%, as shareholders have evaluated the risks and merits of the proposed transaction and sold off the EQC shares. The corresponding premium is now 11.8% for Monmouth shares, whereas the premium based on the Starwood proposal is 22.4%. In another example, Monmouth uses EQC’s closing price of July 20, 2021 to reference the implied value of the transaction, despite filing its presentation on August 3, 2021. Referencing the July 20th price fails to reflect the 5% decline in EQC’s stock since that time and the corresponding reduction in value for shareholders leading to the 9.4% premium of Starwood’s all-cash offer.

Monmouth’s efforts to highlight EQC’s management team and track record fail to substantiate its claims of potential long-term value creation.

In our presentation, we highlight the uncertain and unlikely upside presented by the proposed EQC transaction. We noted the lack of synergies between the companies and questioned the assumption of value creation from a team with no obvious competitive advantages or recent experience in the highly competitive industrial sector. We noted that EQC and Monmouth have provided no clear strategic plan or differentiators as to why shareholders should trade a significant and certain cash premium today for the prospect of uncertain upside of the merged entity.

In response, Monmouth continues to cite the supposed merits of merging the platforms and handing responsibility of the Company to EQC’s management team. EQC owns no industrial assets. Since EQC’s current leadership took over in 2014, EQC has not made one investment in the highly competitive industrial sector, and they reference no industrial sector experience among the management team. As Monmouth notes, industrial assets had the highest price appreciation among major REIT property sectors over the last decade, yet EQC did not acquire a single industrial property to capture the outsized growth in the sector.

Monmouth attempts to promote EQC’s proposed all-stock structure by pointing to the outperformance of Prologis’ shares after two all-stock mergers. Prologis is the world’s largest industrial REIT and fund manager. It has a top quality global industrial portfolio and thousands of professionals focused on the industrial sector who are led by a management team with over 25 years of industrial experience. Prologis realized synergies from the two mergers referenced by Monmouth (DCT Industrial and Liberty Property Trust) because it acquired complementary portfolios with 100% geographic overlap among Prologis’ existing markets. In contrast, EQC has no industrial assets, no track record of investing in the industrial sector, and seemingly no operating synergies given EQC’s existing portfolio of four office assets. Shareholders should be wary of such specious comparisons to justify a clearly inferior structure.

In summary, Monmouth and EQC have not presented a credible strategic plan or differentiators as to why Monmouth shareholders should trade a higher priced, higher premium, all-cash transaction today for a lower premium, higher risk transaction.

Monmouth acknowledges that tax benefits were a motivation for the Board’s decision to approve the EQC transaction – benefits that likely accrue disproportionately to Monmouth’s founders.

In our presentation, we explain why we believe the Monmouth Board has failed its shareholders by continuing to recommend an offer with lower value, driven in part by tax advantages of EQC’s all-stock structure that benefit Monmouth founders and insiders who own a small percentage of shares. We also noted that 50% of the Special Committee, including the CEO who is the son of the founder, are insiders whose historical interests in Monmouth stock make them likely to benefit most from the EQC transaction structure, creating greater potential for conflicts of interest.

Monmouth not only fails to rebut our claims, but highlights that the Company was founded in 1968 and illustrates how founders and long-term shareholders with the lowest tax basis stand to benefit the most from EQC’s all-stock offer. Despite this conflict of interest, Monmouth offers its shareholders no explanation for why the Special Committee empowered with running the strategic alternatives process was non-independent and included Michael Landy, the Company’s CEO and a member of the founding family.

The Monmouth presentation highlights several other key features of the Company’s poor governance structure that have not allowed Monmouth shareholders to hold their board accountable over time, including a classified board, the lack of majority voting in uncontested elections, and the inability of shareholders to act by written consent.

As you contemplate your vote on the EQC transaction, consider whether the actions of Monmouth’s Board and strategic alternatives committee are truly in your best interests. Starwood is ready, willing and able to immediately sign the already-negotiated merger agreement provided to Monmouth with Starwood’s superior proposal and complete a transaction that offers significantly greater value and certainty and is in the best interests of all Monmouth’s shareholders.

STARWOOD STRONGLY URGES SHAREHOLDERS TO VOTE “AGAINST” THE EQC MERGER PROPOSAL TO PROTECT THEIR INTERESTS

Starwood’s reasons for recommending that Monmouth shareholders vote “AGAINST” the proposed merger of Monmouth and EQC at the special meeting are set forth in Starwood’s definitive proxy statement filed with the SEC on July 30, 2021. Starwood also sent a letter to Monmouth shareholders and issued an investor presentation, both of which were filed with the SEC. Starwood also recommends Monmouth shareholders vote “AGAINST” Proposal 2 (Compensation Proposal) and Proposal 3 (Adjournment Proposal).

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-0625

Banks and Brokers Call Collect: (212) 750-5833

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

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